Exhibit 99.1

Warner Chilcott Reports Operating Results for the Quarter Ended September 30, 2011

Revenue Growth in Several Key Promoted Products, Lower Operating Expenses Continue to Drive Strong Adjusted Cash Net Income

DUBLIN, Ireland, November 4, 2011 – Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter ended September 30, 2011. Our results of operations in the quarter and nine months ended September 30, 2011 as compared to the prior year periods were impacted by several important transactions. In 2011, these transactions included the refinancing of our senior secured indebtedness, the restructuring of certain of our Western European operations, and the repurposing of our Manati, Puerto Rico manufacturing facility. In prior year periods, the significant transactions included our acquisition of Novartis Pharmaceuticals Corporation’s (“Novartis”) U.S. rights to ENABLEX in October 2010 (the “ENABLEX Acquisition”), our acquisition of the global branded prescription pharmaceuticals business (“PGP”) from The Procter & Gamble Company (“P&G”) in October 2009 (the “PGP Acquisition”) and our termination of our exclusive license to distribute LEO Pharma A/S’s (“LEO”) DOVONEX, TACLONEX and pipeline dermatology products in the U.S. and sale of certain related assets to LEO for $1,000 million in cash in September 2009 (the “LEO Transaction”).

Total revenue in the quarter ended September 30, 2011 was $655 million, a decrease of $48 million, or 7%, compared to the quarter ended September 30, 2010. For the quarter ended September 30, 2011, the decrease in revenues as compared to the prior year quarter was primarily driven by a decrease in ACTONEL revenues due to the loss of exclusivity in Western Europe and declines in U.S. net sales of ACTONEL offset, in part, by net sales growth in certain other products, primarily LO LOESTRIN FE, ENABLEX and LOESTRIN 24 FE.

We reported GAAP net income of $33 million, or $0.13 per diluted share, in the quarter ended September 30, 2011, compared with GAAP net income of $58 million, or $0.23 per diluted share, in the prior year quarter. Cash net income (or CNI, as defined below) for the quarter ended September 30, 2011 was $184 million compared to $219 million in the prior year quarter. Adjusted CNI was $227 million in the quarter ended September 30, 2011, an increase of $8 million, or 4%, compared to our adjusted CNI of $219 million in the prior year quarter. In computing adjusted CNI for the quarter ended September 30, 2011, we excluded $43 million of costs, net of tax, related to the restructuring of certain of our Western European operations.

References in this press release to “cash net income” or “CNI” mean our net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude certain after-tax impacts from the Western European restructuring, the repurposing of the Manati facility, the LEO Transaction, the PGP Acquisition and the reversal of a contingent liability relating to the termination of a contract. Reconciliations from our reported results in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”) to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for all periods presented are included in the tables at the end of this press release.

Strategic Initiatives

Western European Restructuring and Repurposing of the Manati Facility

In April 2011, we announced a plan to restructure our operations to move to a wholesale distribution model and minimize our operational costs in Belgium, the Netherlands, France, Germany, Italy, Spain, Switzerland and the United Kingdom. The implementation of the restructuring plan, which is expected to impact approximately 500 employees in total, and the aggregate amounts to be expensed, remain subject to consultation with local works councils in certain European jurisdictions. Pre-tax severance costs of $43 million and pre-tax contract termination expenses of $2 million were recorded in the quarter ended September 30, 2011 and were included as a component of restructuring costs in our condensed consolidated statement of operations.

We currently estimate that we will incur aggregate pretax costs as a result of the Western European restructuring and the Manati repurposing in the range of $160 million to $170 million. The majority of such charges have been recorded in the nine months ended September 30, 2011. More specifically, we recorded $45 million ($43 million, net of tax) and $135 million ($130 million, net of tax) in the quarter and nine months ended September 30, 2011, respectively. In computing adjusted CNI for the quarter and nine months ended September 30, 2011, we added back to CNI the after tax impact of the restructuring and repurposing costs. We intend to add back the aggregate restructuring and repurposing charges (net of tax) in computing adjusted CNI in future periods.

Revenue

Total revenue in the quarter ended September 30, 2011 was $655 million, a decrease of $48 million, or 7%, compared to the prior year quarter. For the quarter ended September 30, 2011, the decrease in revenues as compared to the prior year quarter was primarily driven by a decline in ACTONEL revenues of $102 million due to the loss of exclusivity in Western Europe and declines in U.S. net sales offset, in part, by revenue growth in certain other products, primarily LO LOESTRIN FE, ENABLEX and LOESTRIN 24 FE. Period over period changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. In addition, transactions such as the ENABLEX Acquisition also impact our period over period net sales. We use IMS Health, Inc. (“IMS”) estimates of filled prescriptions for our products as a proxy for market demand in the U.S.

Global revenues of ACTONEL were $166 million in the quarter ended September 30, 2011, compared to $268 million in the prior year quarter. The 38% decrease in ACTONEL global revenues in the quarter ended September 30, 2011 relative to the prior year quarter was attributable primarily to the loss of exclusivity in Western Europe, which began in the fourth quarter of 2010 and declines in U.S. net sales of ACTONEL. ACTONEL revenues outside of North America were $61 million in the quarter ended September 30, 2011, down 47% from $114 million in the prior year quarter. Revenues of ACTONEL in North America for the quarters ended September 30, 2011 and 2010 were $105 million and $154 million, respectively, including $83 million and $136 million, respectively, in the United States. In the United States, ACTONEL revenues decreased $53 million compared to the prior year quarter primarily due to a decrease in filled prescriptions of 35% and an increase in sales-related deductions offset, in part, by higher average selling prices as compared to the prior year quarter. In the U.S., ACTONEL continues to face market share declines due to the increased use of generic versions of competing products and declines in filled prescriptions within the overall oral bisphosphonate market. While we expect to continue to experience significant declines in global ACTONEL revenues throughout the remainder of 2011 relative to 2010, we expect revenues from our new product ATELVIA will grow and partially offset a portion of those declines in the U.S. market. ATELVIA, which we began to promote in the U.S. in early 2011, generated net sales of $11 million in the quarter ended September 30, 2011.

Net sales of our oral contraceptive products increased $33 million, or 34%, in the quarter ended September 30, 2011, compared with the prior year quarter. LOESTRIN 24 FE generated revenues of $104 million in the quarter ended September 30, 2011, an increase of 23%, compared with $84 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales was primarily due to a decrease in sales-related deductions and higher average selling prices, offset in part by a decrease in filled prescriptions of 11%. LO LOESTRIN FE, which we began to promote in the U.S. in early 2011, generated net sales of $23 million in the quarter ended September 30, 2011. Filled prescriptions of LO LOESTRIN FE more than doubled sequentially in the quarter ended September 30, 2011 as compared to the quarter ended June 30, 2011. FEMCON FE revenues in the quarter ended September 30, 2011, which we report in “Other Oral Contraceptives” revenue, were negatively impacted by the introduction of generic competition beginning in March 2011. We anticipate net sales of FEMCON FE will continue to decline during 2011 as compared to the prior year periods as a result of generic competition.

Net sales of ESTRACE Cream increased $6 million, or 18%, in the quarter ended September 30, 2011, as compared to the prior year quarter. The increase was primarily due to higher average selling prices and a 10% increase in filled prescriptions in the quarter ended September 30, 2011, as compared to the prior year quarter, offset in part, by an increase in sales-related deductions.

Net sales of ASACOL were $190 million in the quarter ended September 30, 2011, an increase of 5%, compared with $181 million in the prior year quarter. ASACOL net sales in North America in the quarters ended September 30, 2011 and 2010 totaled $177 million and $167 million, respectively, including net sales in the U.S. of $172 million and $161 million, respectively. The increase in ASACOL net sales in the U.S. was primarily due to higher average selling prices and a reduction in sales-related deductions, offset in part, by a contraction in pipeline inventory levels and a decrease in filled prescriptions as compared to the prior year quarter.

Net sales of DORYX decreased $9 million, or 26%, in the quarter ended September 30, 2011, compared to the prior year quarter, primarily due to a decrease in filled prescriptions of 44%, offset, in part by a reduction in sales-related deductions and higher average selling prices. The decrease in sales-related deductions compared with the prior year quarter was primarily a result of changes to our loyalty card program in early 2011 which reduced the rebate offered to patients on DORYX 150 mg. As expected, the reduction in the rebate resulted in decreased usage of our customer loyalty card for DORYX 150 mg and a meaningful decline in filled prescriptions of DORYX 150 mg relative to the prior year quarter. Offsetting the decline in filled prescriptions were significantly higher average net sales values per prescription for DORYX 150 mg as compared to the prior year quarter.

Revenues of ENABLEX in the quarter ended September 30, 2011 were $45 million, an increase of 95%, compared to $23 million in the prior year quarter. The increase in ENABLEX revenues in the quarter ended September 30, 2011, relative to the prior year quarter was primarily attributable to the ENABLEX Acquisition in October 2010 pursuant to which we acquired the U.S. rights to ENABLEX. As a result of the ENABLEX Acquisition, we began to record sales of ENABLEX in product net sales on a gross basis as we became the principal in the sales transactions. During periods prior to the ENABLEX Acquisition, including the quarter ended September 30, 2010, we recorded ENABLEX revenue based on the contractual percentage we received of Novartis’ net sales pursuant to our co-promotion agreement with Novartis. Filled prescriptions of ENABLEX in the U.S. decreased 10% in the quarter ended September 30, 2011, compared to the prior year quarter.

Cost of Sales (Excluding Amortization of Intangible Assets)

Cost of sales (excluding amortization) decreased $1 million, or 1%, in the quarter ended September 30, 2011 compared with the prior year quarter. Our gross profit margin as a percentage of total revenue in the quarter ended September 30, 2011 was essentially flat as compared to the prior year quarter.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended September 30, 2011 were $218 million, a decrease of $33 million, or 13%, from $251 million in the prior year quarter. Advertising and promotion (“A&P”) expenses for the quarter ended September 30, 2011 increased $4 million, or 15%, compared to the prior year quarter, primarily due to advertising and other promotional expenses attributable to the U.S. promotion of ATELVIA and LO LOESTRIN FE. Selling and distribution expenses for the quarter ended September 30, 2011 decreased $2 million, or 2%, compared to the prior year quarter. The decrease was primarily due to a decrease in the Sanofi-Aventis U.S. LLC (“Sanofi”) co-promotion expense of $6 million as a result of lower ACTONEL revenues in Western Europe, offset, in part, by increases in promotional spending primarily related to the U.S. promotion of ATELVIA and LO LOESTRIN FE. General, administrative and other (“G&A”) expenses in the quarter ended September 30, 2011 decreased $35 million, or 39%, as compared to the prior year quarter, primarily due to the following charges which were included in G&A expenses in the quarter ended September 30, 2010: (i) $2 million of consulting and other professional fees relating primarily to the PGP Acquisition, (ii) $14 million of consulting and other professional fees related to the buildout of our global infrastructure and (iii) $7 million of expenses payable to P&G under the transition services agreement entered into in connection with the PGP Acquisition. Also contributing to the decrease were gains resulting from favorable movements in foreign currency rates of $7 million in the quarter ended September 30, 2011 as compared to gains of $3 million in the prior year quarter.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended September 30, 2011 was $25 million, a decrease of $8 million, or 24%, as compared to the prior year quarter. The decrease was primarily due to payments in the quarter ended September 30, 2010, including a $5 million up-front payment to TaiGen Biotechnology Co. Ltd, in connection with the amendment of a license agreement with respect to a nemonoxacin product under development, as well as a $1 million milestone payment to Paratek Pharmaceuticals, Inc., paid upon the achievement of a developmental milestone under our agreement to develop a novel tetracycline for the treatment of acne and rosacea. Excluding these payments, R&D expenses were essentially flat compared to the prior year quarter. Our R&D expenses consist of our internal development costs, fees paid to contract development groups and license fees paid to third parties. R&D expenditures are subject to fluctuation due to the stage and timing of our R&D projects.

Amortization of Intangible Assets

Amortization of intangible assets in the quarters ended September 30, 2011 and 2010 was $148 million and $163 million, respectively. We expect our 2011 amortization expense to decline compared to 2010 as most of our intangible assets are amortized on an accelerated basis under the economic benefit model. This decline in 2011 is expected to be offset, in part, by amortization expense associated with certain of our new products, such as ATELVIA, and as a result of the ENABLEX Acquisition.

Net Interest Expense

Net interest expense for the quarter ended September 30, 2011 was $63 million, an increase of $2 million, or 3%, from $61 million in the prior year quarter. The increase was primarily due to higher non-cash interest charges resulting from the timing of debt repayments and prepayments. Our average outstanding indebtedness relative to the prior year quarter increased due in large part to the timing of the incurrence of indebtedness on August 20, 2010 in connection with our payment of the special cash dividend of $8.50 per share, or $2,144 million in the aggregate, to shareholders of record on August 30, 2010 and on September 29, 2010 in connection with the ENABLEX Acquisition. This increase in our average outstanding indebtedness relative to the prior year quarter was offset by lower interest rates under our senior secured credit facilities in the quarter ended September 30, 2011 compared to the prior year quarter.

Net Income, Cash Net Income and Adjusted Cash Net Income

For the quarter ended September 30, 2011, we reported net income of $33 million, or $0.13 per diluted share, CNI of $184 million, and adjusted CNI of $227 million, or $0.89 per diluted share. Earnings per share for the quarter is based on 255 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended September 30, 2011, the marginal tax rate associated with the amortization of intangible assets was 4.2% and the marginal tax rate for amortization (including write-offs) of deferred loan costs was 1.5%. Adjusted CNI for the quarter ended September 30, 2011 represents CNI as further adjusted to exclude $43 million, net of tax, of costs related to the restructuring of certain of our Western European operations.

Liquidity, Balance Sheet and Cash Flows

As of September 30, 2011, cash on hand was $316 million and total outstanding debt was $3,891 million, which consisted of $2,632 million of borrowings under our senior secured credit facilities (the “New Senior Secured Credit Facilities”), $1,250 million aggregate principal amount of 7.75% senior notes due 2018 (the “7.75% Notes”), and $9 million of unamortized premium related to the 7.75% Notes. We generated $251 million of cash from operating activities in the quarter ended September 30, 2011, compared with $250 million of cash from operating activities in the prior year quarter, an increase of $1 million.

2011 Financial Guidance Update

Based on our third quarter results and current outlook for the remainder of 2011, we are reaffirming our guidance ranges for total revenue, adjusted gross margin as a percentage of total revenue, total SG&A expense, GAAP net income, adjusted CNI and adjusted CNI per share for the full year 2011. We are lowering our expectations for total R&D expense from a range of $120 million to $140 million, to a range of $110 million to $130 million, due primarily to changes in the expected timing of expenses with respect to projects under development. We are adjusting our expectations for the total income tax guidance from a range of 10% to 11% to a range of 11% to 12%. This increase is based primarily on the impact of the Western European restructuring, changes in the jurisdictional mix of income and an anticipated increase in non-deductible expenses. For the complete list of the Company’s full year 2011 guidance, please refer to the table on the last page of this press release.

Investor Conference Call

The Company is hosting a conference call open to all interested parties, on Friday, November 4, 2011 beginning at 8:00 AM ET. The number to call within the United States and Canada is (877) 354-4056. Participants outside the United States and Canada should call (678) 809-1043. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (855) 859-2056 from within the United States and Canada or (404) 537-3406 from outside the United States and Canada. The passcode for the replay ID number is 19525040.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, dermatology and urology segments of the North American and Western European pharmaceuticals markets. The Company is fully integrated with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors in the industry in which we operate, including the approval and introduction of generic or branded products that compete with our products; our ability to protect our intellectual property; a delay in qualifying any of our manufacturing facilities that produce our products or production or regulatory problems with either our own manufacturing facilities or third party manufacturers or API suppliers upon whom we may rely for some of our products; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, and the continued consolidation of the distribution network through which we sell our products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; government regulation, including U.S. and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; adverse outcomes in our outstanding litigation or arbitration matters or an increase in the number of litigation matters to which we are subject; the loss of key senior management or scientific staff; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; our ability to realize the anticipated opportunities from the PGP Acquisition; and the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2010, and from time-to-time in our other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI and Adjusted CNI

To supplement our condensed consolidated financial statements presented in accordance with US GAAP, we provide a summary to show the computation of CNI and adjusted CNI. CNI is defined as our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude certain after-tax impacts from the Western European restructuring, the repurposing of the Manati facility, the LEO Transaction, the PGP Acquisition and the reversal of a contingent liability relating to the termination of a contract. We did not recognize a tax benefit as a result of the repurposing of the Manati facility. We believe that the presentation of CNI and adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. We also believe that considering the effect of these items allows management and investors to better compare our financial performance from period-to-period, and to better compare our financial performance with that of our competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement our condensed consolidated financial statements presented in accordance with US GAAP, we provide a summary to show the computation of Adjusted EBITDA taking into account certain charges that were taken during the quarters and nine months ended September 30, 2011 and 2010. The computation of Adjusted EBITDA is based on the definition of Adjusted EBITDA contained in our New Senior Secured Credit Facilities.

Company Contact:	Emily Hill Investor Relations 973-907-7084 Emily.Hill@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
REVENUE:
Net sales	$635,145	$659,650	$2,013,991	$2,132,843
Other revenue	20,318	43,542	68,295	147,261

Total revenue	655,463	703,192	2,082,286	2,280,104

COSTS, EXPENSES AND OTHER:
Cost of sales (excludes amortization of intangible assets)	81,180	81,681	280,440	407,873
Selling, general and administrative	217,516	251,444	717,106	852,299
Restructuring costs	44,710	—	103,780	—
Research and development	25,331	33,264	81,670	115,668
Amortization of intangible assets	147,654	162,619	442,978	480,690
Interest expense, net	62,862	60,773	283,066	176,274

INCOME BEFORE TAXES	76,210	113,411	173,246	247,300
Provision for income taxes	43,112	55,895	92,357	91,774

NET INCOME	$33,098	$57,516	$80,889	$155,526

Earnings per share:
Basic	$0.13	$0.23	$0.32	$0.62

Diluted	$0.13	$0.23	$0.32	$0.61

Dividends per share:	$—	$8.50	$—	$8.50

RECONCILIATIONS:
GAAP Net income	$33,098	$57,516	$80,889	$155,526
+ Amortization of intangible assets, net of tax	141,461	154,686	421,586	448,717
+ Amortization of deferred loan costs, net of tax	9,429	7,220	99,581	38,499

CASH NET INCOME	$183,988	$219,422	$602,056	$642,742

Non-recurring, one-time charges included above:
+ Western European restructuring costs, net of tax	43,476	—	99,538	—
+ Charges relating to the Manati repurposing, net of tax	—	—	30,940	—
+ Write-off of fair value step-up on acquired inventories, net of tax	—	—	—	93,743
+ Income recognized on contract termination, net of tax	—	—	—	(18,127)
+ Gain recognized on sale of certain LEO inventories, net of tax	—	—	—	(34,040)

ADJUSTED CASH NET INCOME	$227,464	$219,422	$732,534	$684,318

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of September 30, 2011	As of December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$316,161	$401,807
Accounts receivable, net	303,831	368,537
Inventories, net	114,610	119,497
Prepaid expenses and other current assets	224,317	287,199

Total current assets	958,919	1,177,040

Other assets:
Property, plant and equipment, net	214,607	235,709
Intangible assets, net	2,574,006	3,016,741
Goodwill	1,028,550	1,028,550
Other non-current assets	136,563	193,949

TOTAL ASSETS	$4,912,645	$5,651,989

LIABILITIES
Current liabilities:
Accounts payable	$55,331	$98,525
Accrued expenses and other current liabilities	744,715	755,006
Current portion of long-term debt	161,263	269,911

Total current liabilities	961,309	1,123,442

Other liabilities:
Long-term debt, excluding current portion	3,729,974	4,408,753
Other non-current liabilities	180,839	185,436

Total liabilities	4,872,122	5,717,631

SHAREHOLDERS’ EQUITY / (DEFICIT)	40,523	(65,642)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY / (DEFICIT)	$4,912,645	$5,651,989

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$33,098	$57,516	$80,889	$155,526
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,336	7,925	29,488	22,566
Write-down of property, plant and equipment	—	—	23,082	—
Amortization of intangible assets	147,654	162,619	442,978	480,690
Write-off of fair value step-up on acquired inventories	—	—	—	105,504
Amortization of deferred loan costs	9,577	7,911	104,767	42,357
Stock-based compensation expense	6,537	5,598	18,942	15,937
Changes in assets and liabilities:
(Increase) / decrease in accounts receivable, prepaid and other assets	(15,863)	(35,387)	54,896	(57,117)
(Increase) / decrease in inventories	(6,935)	(3,800)	4,156	10,032
Increase / (decrease) in accounts payable, accrued expenses and other current liabilities	45,678	6,805	13,765	(117,242)
Increase / (decrease) in income taxes and other, net	20,981	40,997	10,199	(42,971)

Net cash provided by operating activities	$251,063	$250,184	$783,162	$615,282

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	—	—	—	(2,900)
Capital expenditures	(8,137)	(19,131)	(35,720)	(74,436)

Net cash (used in) investing activities	$(8,137)	$(19,131)	$(35,720)	$(77,336)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	—	(2,105,216)	—	(2,105,216)
Term borrowings under New Senior Secured Credit Facilities	—	—	3,000,000	—
Term borrowings under prior senior secured credit facilities	—	1,500,000	—	1,500,000
Proceeds from issuance of 7.75% senior notes due 2018, including premium	—	1,260,000	—	1,260,000
Redemption of 8.75% senior subordinated notes due 2015	—	—	—	(89,460)
Payments for loan costs, including refinancing premium	—	(83,691)	(50,976)	(83,691)
Term repayments under prior senior secured credit facilities	—	(28,858)	(3,418,980)	(487,605)
Term repayments under New Senior Secured Credit Facilities	(181,876)	—	(367,501)	—
Proceeds from the exercise of non-qualified options to purchase ordinary shares	884	2,656	4,720	6,646
Other	61	(10)	(107)	(97)

Net cash (used in) / provided by financing activities	$(180,931)	$544,881	$(832,844)	$577

Effect of exchange rates on cash and cash equivalents	(8,191)	(1,669)	(244)	(6,536)

Net increase / (decrease) in cash and cash equivalents	53,804	774,265	(85,646)	531,987
Cash and cash equivalents, beginning of period	262,357	296,728	401,807	539,006

Cash and cash equivalents, end of period	$316,161	$1,070,993	$316,161	$1,070,993

SCHEDULE OF NON-CASH ACTIVITIES:
Increase in liabilities related to the special dividend	$—	$39,105	$—	$39,105

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net Income to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
RECONCILIATION TO ADJUSTED EBITDA:
Net income - GAAP	$33,098	$57,516	$80,889	$155,526
+ Interest expense, as defined	62,862	60,773	283,066	176,274
+ Provision for income taxes	43,112	55,895	92,357	91,774
+ Non-cash stock-based compensation expense	6,537	5,598	18,942	15,937
+ Depreciation	10,336	7,925	29,488	22,566
+ Amortization of intangible assets	147,654	162,619	442,978	480,690
+ R&D milestone expense	—	6,400	—	26,400
+ Write-off of fair value step-up on acquired inventories	—	—	—	105,504
+ PGP Acquisition costs	—	2,283	—	21,912
+ Restructuring costs	44,710	—	103,780	—
+ Write-down of property, plant and equipment	—	—	23,082	—
+ Other permitted add-backs	3,589	4,920	13,334	31,047

Adjusted EBITDA of WC plc, as defined	$351,898	$363,929	$1,087,916	$1,127,630

+ Expenses of WC plc and other	4	2,861	2,559	12,610

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited, as defined	$351,902	$366,790	$1,090,475	$1,140,240

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our New Senior Secured Credit facilities. Warner Chilcott plc is not a party to this agreement. Certain expenses included in Warner Chilcott plc’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Limited and its subsidiaries.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Women’s Healthcare:
Osteoporosis
ACTONEL(1)	$166	$268	$591	$794
ATELVIA	11	—	20	—

Total osteoporosis	177	268	611	794

Oral Contraceptives
LOESTRIN 24 FE	104	84	325	252
LO LOESTRIN FE	23	—	42	—
Other Oral Contraceptives	3	13	15	50

Total oral contraceptives	130	97	382	302

Hormone Therapy
ESTRACE Cream	42	36	114	99
FEMHRT	3	14	16	40
Other Hormone Therapy	6	6	19	21

Total hormone therapy	51	56	149	160

Other women’s healthcare products	15	15	49	47

Total Women’s Healthcare	373	436	1,191	1,303

Gastroenterology:
ASACOL	190	181	565	538
Dermatology:
DORYX	29	38	127	140
TACLONEX(2)	—	—	—	74
DOVONEX(2)	—	—	—	75

Total Dermatology	29	38	127	289

Urology:
ENABLEX(3)	45	23	131	63
Other:
Other products net sales	11	20	45	59
Contract manufacturing product sales	5	3	14	13
Other revenue(4)	2	2	9	15

Total Revenue	$655	$703	$2,082	$2,280

(1)	Includes “other revenue” of $18 million in each of the quarters ended September 30, 2011 and 2010, and $59 million and $70 million for the nine months ended September 30, 2011 and 2010, respectively, as reported in our condensed consolidated statement of operations resulting from the collaboration agreement with Sanofi.
(2)	Represents 2010 revenues from our distribution agreement with LEO. On September 23, 2009, we entered into a definitive asset purchase agreement with LEO pursuant to which LEO paid us $1,000 million in cash in order to terminate our exclusive license to distribute LEO’s DOVONEX and TACLONEX products (including all products in LEO’s development pipeline) in the United States and to acquire certain assets related to our distribution of DOVONEX and TACLONEX products in the United States. In connection with the LEO Transaction, we entered into a distribution agreement with LEO pursuant to which we agreed to, among other things, (i) continue to distribute DOVONEX and TACLONEX on behalf of LEO, for a distribution fee, through September 23, 2010 and (ii) purchase inventories of DOVONEX and TACLONEX from LEO. As a result of the distribution agreement with LEO, we continued to record net sales of DOVONEX and TACLONEX following the closing of the LEO Transaction until June 30, 2010. On June 30, 2010, LEO assumed responsibility for its own distribution services, and on July 15, 2010 the parties formally terminated the distribution agreement.
(3)	Includes “other revenue” of $23 million and $63 million for the quarter and nine months ended September 30, 2010, respectively, reported in our condensed consolidated statement of operations resulting from the contractual percentage we received of Novartis’ sales of ENABLEX. Effective October 18, 2010, we began to record sales of ENABLEX on a gross basis as we became the principal in the sales transactions.
(4)	Excludes “other revenue” of $18 million and $41 million for the quarters ended September 30, 2011 and 2010, respectively, and $59 million and $133 million for the nine months ended September 30, 2011 and 2010, respectively, reported in our condensed consolidated statement of operations and disclosed pursuant to footnotes (1) and (3) above.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended September 30, 2011	Quarter Ended September 30, 2010
A&P	$32	$28
Selling and Distribution	130	132
G&A	56	91

Total SG&A	$218	$251

	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
A&P	$118	$85
Selling and Distribution	392	437
G&A	207	330

Total SG&A	$717	$852

WARNER CHILCOTT PUBLIC LIMITED COMPANY

2011 Full Year Financial Guidance

(In millions of U.S. dollars, except per share amounts)

	Prior Guidance August 2011	Current Guidance November 2011

Total Revenue	$2,700 to 2,800	$2,700 to 2,800	(1)
Adjusted Gross Margin as a % of Total Revenue	88% to 89%	88% to 89%	(2)
Total SG&A Expense	$925 to 975	$925 to 975	(3)
Total R&D Expense	$120 to 140	$110 to 130
Total Income Tax Provision	10%-11% of Adjusted EBTA	11%-12% of Adjusted EBTA	(4)
GAAP Net Income	$118 to 154	$118 to 154
Adjusted CNI	$947 to 973	$947 to 973	(5)
Adjusted CNI per share	$3.70 to 3.80	$3.70 to 3.80	(5)(6)

(1)	The 2011 guidance assumes (i) that generic equivalents of our DORYX 150 mg, ASACOL 400 mg and ESTRACE Cream products will not be approved and enter the U.S. market during 2011; and (ii) the expected impact of the loss of exclusivity for ACTONEL in Western European markets and the impact of our move to a distributor model in Western Europe. The guidance does not account for the impact of future acquisitions, dispositions, partnerships, in-license transactions or any changes to our existing partnerships or in-license transactions.
(2)	Adjusted gross margin percentage excludes the amortization and impairment of intangible assets and the charges recorded in the nine months ended September 30, 2011 related to the Manati repurposing ($31 million).
(3)	Total SG&A expense does not include any amount that may be payable in connection with the potential settlement of our outstanding litigations.
(4)	The 2011 total income tax provision is estimated as a percentage of earnings before taxes and book amortization (EBTA), as adjusted for the Western European restructuring costs and charges related to the Manati repurposing incurred or expected to be incurred in 2011.
(5)	A reconciliation of 2011 expected GAAP net income to expected adjusted CNI excludes the expected after tax impact of the amortization of intangibles ($562 million), the expected after tax impact of the amortization of deferred loan costs ($106 million), the expected after tax impact of the Western European restructuring costs (in the range of $120 to $130 million) and charges recorded in the nine months ended September 30, 2011 related to the Manati repurposing ($31 million).
(6)	Expected Adjusted CNI per share is based on 256 million fully-diluted ordinary shares.